COLUMBIA LABORATORIES, INC.

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk

Ladies and Gentlemen:

By means of this letter, I authorize Michael McGrane and James A. Meer, or either of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Columbia Laboratories, Inc. Either such individual is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto that I am required to file with the same effect as if I had signed it myself.

This authorization, signed this 15th day of May, 2007, shall remain in effect until revoked in writing by me.

Yours truly,

/S/ James S. Crofton
James S. Crofton
Director

354 Eisenhower Pkwy Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001